CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 811-21940 on Form N-1A of our report dated February 26, 2007, relating to the financial statements and financial highlights of EIP Growth and Income Fund appearing in the Annual Report on Form N-CSR of EIP Growth and Income Fund for the year ended December 31, 2006, and to the references to us under the headings "Financial Highlights" and "Directory" in the Private Placement Memorandum and "Independent Registered Public Accounting Firm" and "Portfolio Holdings Disclosure" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 26, 2007